MAA Announces Acquisition

MEMPHIS, Tenn., May 22, 2013 /PRNewswire/ -- MAA (NYSE: MAA) announced today that it has completed the acquisition of Station Square at Cosner's Corner, a 260-unit upscale multifamily apartment community located in Fredericksburg, Virginia.

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Station Square at Cosner's Corner was developed in 2012 as a NAHB Research Center 'Green Certified' property. Its central location provides easy access to the major employment centers of the Fredericksburg MSA. The property is located adjacent to the Spotsylvania County Regional Medical Center and the 1.5 million square feet retail shopping area of Cosner's Corner. Additionally, the property is a very short drive from the new commuter terminal for the Virginia Railway Express providing direct access to Union Square in Washington, D.C.

The community offers residents a mix of one, two and three bedroom floor plans with 9' ceilings, designer kitchens, granite countertops and an average apartment size of 1,032 square feet. In addition, residents can enjoy an internet cafe area, state-of-the-art fitness center, private movie screening room, resort-style saline pool and dog park.

Commenting on the announcement, Al Campbell, EVP and CFO said, "We are pleased to bolster our presence in the Fredericksburg market area with the addition of this well located, high-end community. We feel its upscale amenities and central location to major employment hubs in combination with our proven operating platform provides an appealing choice for the rental market and will generate a terrific long-term investment for MAA."

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust (REIT), which currently owns or has ownership interest in 49,873 apartment units focused on delivering full-cycle and superior investment performance throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com